Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF

ENERGY TELECOM, INC., A FLORIDA CORPORATION

AND

ENERGY TELECOM REINCORPORATION SUB., INC., A NEVADA CORPORATION

THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of June 2, 2015, made and entered into by and between Energy Telecom, Inc., a Florida corporation ("ET-FL"), and Energy Telecom Reincorporation Sub., Inc., a Nevada corporation ("ET-NV"), which corporations are sometimes referred to herein as the "Constituent Corporations."

W I T N E S S E T H:

WHEREAS, ET-FL is a corporation organized and existing under the laws of the State of Florida, having been incorporated on September 7, 1993 under the laws of the State of Florida under the Florida Business Corporation Act (the “FBCA”); and

WHEREAS, ET-NV is a wholly-owned subsidiary corporation of ET-FL, having been incorporated under the laws of the State of Nevada under the Nevada Revised Statutes (the “NRS”) on May 20, 2015; and

WHEREAS, the respective Boards of Directors of ET-FL and ET-NV have determined that it is desirable to merge ET-FL with and into ET-NV and that ET-NV shall be the surviving corporation (the "Merger") in compliance with Section 607.1104 of the FBCA and Section 92A 190 of the NRS; and

WHEREAS, the parties intend by this Agreement to effect a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, ET-FL and ET-NV hereto agree as follows:

ARTICLE I
MERGER

1.1 On the effective date of the Merger (the "Effective Date"), as provided herein, ET-FL shall be merged with and into ET-NV, the separate existence of ET-FL shall cease and ET-NV (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist under the name of “PFO Global, Inc.” by virtue of, and shall be governed by, the laws of the State of Nevada. The address of the registered office of the Surviving Corporation in the State of Nevada will be National Registered Agents, Inc. of NV, located at 311 S. Division Street, Carson City, NV 89703.

ARTICLE II
ARTICLES OF INCORPORATION OF SURVIVING CORPORATION

2.1 The name of the Surviving Corporation shall be "PFO Global, Inc."  The Articles of Incorporation of the Surviving Corporation, attached hereto as Exhibit A, as in effect on the date hereof, shall be the Articles of Incorporation of ET-NV (the "ET-NV Charter") without change, unless and until amended in accordance with Article VIII of this Agreement or otherwise amended in accordance with applicable law.

ARTICLE III
BYLAWS OF THE SURVIVING CORPORATION

3.1 The Bylaws of the Surviving Corporation, as in effect on the date hereof shall be the Bylaws of ET-NV (the "ET-NV Bylaws") without change, unless and until amended in accordance with Article VIII of this Agreement or otherwise amended in accordance with applicable law.

ARTICLE IV
EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

4.1 On the Effective Date, (i) each outstanding share of Class A Common Stock of ET-FL, par value $0.0001 per share (the "ET-FL Class A Common Stock") shall be converted into 0.013647 shares of common stock, par value $0.0001 per share, of ET-NV (the "ET-NV Common Stock"), (ii)  each outstanding share of Class B Common Stock of ET-FL, par value $0.0001 per share (the "ET-FL Class B Common Stock" and, together with the ET-FL Class A Common Stock, the “ET-FL Common Stock”) shall be converted into 0.136468 shares of  ET-NV Common Stock,  and (iii) each outstanding share of ET-NV Class A Common Stock held by ET-FL shall be retired and canceled.  In addition, on the Effective Date, each outstanding share of ET-FL Series A Preferred Stock, par value $0.001 per share ("ET-FL Preferred Stock"), shall be converted into 0.013647 shares of ET-NV Series A Preferred Stock, par value $0.0001 per share (the "ET-NV Preferred Stock").  The powers, designations, preferences, and rights of the ET-NV Preferred Stock are described in more detail in the Certificate of Designation, attached hereto as Exhibit B.

4.2 All options and rights to acquire ET-FL Class A Common Stock, and all outstanding warrants or rights outstanding on the Effective Date to purchase ET-FL Class A Common Stock, will automatically be converted into equivalent options, warrants and rights to purchase 0. 013647 times the number of shares of ET-NV Common Stock at 7,328% of the exercise, conversion or strike price of such converted options, warrants and rights.

   4.3 In lieu of issuing fractional shares of ET-NV Common Stock or ET-NV Preferred Stock or options or warrants to purchase fractional shares of ET-NV Common Stock, to the extent that a holder’s shares of ET-FL Class A Common Stock, ET-FL Class B Common Stock or ET-FL Preferred Stock, when aggregated together with shares of the same class, do not convert into whole shares of ET-NV Common Stock or ET-NV Preferred Stock, as applicable, the resulting fractional shares shall be rounded up to the closest full share.  To the extent that a holder’s options to purchase ET-FL Class A Common Stock, when aggregated together, do not convert into options to purchase whole shares of ET-NV Common Stock, the resulting fractional shares shall be rounded up to the closest full share of ET-NV Common Stock.  To the extent that a holder’s warrants to purchase ET-FL Class A Common Stock, when aggregated together, do not convert into warrants to purchase whole shares of ET-NV Common Stock, the resulting fractional shares shall be rounded up to the closest full share of ET-NV Common Stock.

4.4 After the Effective Date, (i) certificates representing shares of ET-FL Class A Common Stock will represent shares of ET-NV Common Stock, (ii) certificates representing shares of ET-FL Class B Common Stock will represent shares of ET-NV Common Stock, and (iii) certificates representing shares of ET-FL Preferred Stock will represent shares of ET-NV  Preferred, and upon surrender of the same to the transfer agent for ET-FL, who also shall serve as the transfer agent for ET-NV, the holder thereof shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of ET-NV Common Stock or ET-NV Preferred Stock into which such shares of ET-FL Class A Common Stock, ET-FL Class B Common Stock or ET-FL Preferred Stock shall have been converted pursuant to Article 4.1 and 4.3.

ARTICLE V
CORPORATE EXISTENCE, POWERS AND LIABILITIES OF THE SURVIVING
CORPORATION

5.1 On the Effective Date, the separate existence of ET-FL shall cease.  ET-FL shall be merged with and into ET-NV, the Surviving Corporation, in accordance with the provisions of this Agreement. Thereafter, ET-NV shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; all singular rights, privileges, powers and franchises of ET-FL and ET-NV, and all property, real, personal and mixed and all debts due to each of them on whatever account, shall be vested in ET-NV; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of ET-NV, the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise, vested in ET-FL and ET-NV, or either of them, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon the property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of ET-FL shall thenceforth attach to ET-NV, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

5.2 ET-FL agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of ET-FL and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE VI
OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

6.1 Upon the Effective Date, the officers and directors of ET-FL shall become the officers and directors of ET-NV, and such persons shall hold office in accordance with the ET-NV Bylaws until their respective successors shall have been appointed or elected.

6.2 If upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the ET-NV Bylaws.

ARTICLE VII
DISSENTING SHARES

7.1 Holders of shares of ET-FL Class A Common Stock, ET-FL Class B Common Stock or ET-FL Preferred Stock who have complied with all requirements for perfecting their rights of appraisal set forth in Chapters 607.1301 to 607.1333 of the FBCA shall be entitled to their rights under Florida law with payments to be made by the Surviving Corporation.

ARTICLE VIII
APPROVAL BY SHAREHOLDERS, EFFECTIVE DATE, CONDUCT OF BUSINESS
PRIOR TO EFFECTIVE DATE

8.1 Promptly after the approval of this Agreement by the requisite number of shareholders of ET-FL, the respective Boards of Directors of ET-FL and ET-NV will cause their duly authorized officers to make and execute Articles of Merger or other applicable certificates or documentation effecting this Agreement and shall cause the same to be filed with the Secretaries of State of Florida and Nevada, respectively, in accordance with the FBCA and the NRS. The Effective Date shall be the later date on which Articles of Merger are filed with the Secretary of State of Nevada and the Secretary of State of Florida.

8.2 The Boards of Directors of ET-FL and ET-NV may amend this Agreement and the ET-NV Charter or ET-NV Bylaws at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of ET-FL may not (i) change the amount or kind of shares to be received in exchange for or on conversion of the shares of the ET-FL Common Stock  or ET-FL Preferred Stock; or (ii) alter or change any of the terms and conditions of this Agreement or the ET-NV Charter or ET-NV Bylaws if such change would adversely affect the holders of the ET-FL Common Stock  or ET-FL Preferred Stock.

ARTICLE IX
TERMINATION OF MERGER

9.1 This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of ET-FL and ET-NV.

ARTICLE X
MISCELLANEOUS

10.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada  without reference to its principles of conflicts of law.

10.2 EXPENSES. If the Merger becomes effective, the Surviving Corporation shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties. If for any reason the Merger shall not become effective, ET-FL shall pay all expenses incurred in connection with all the proceedings taken in respect of this Merger Agreement or relating thereto.

10.3 AGREEMENT. An executed copy of this Merger Agreement will be on file at the principal place of business of the Surviving Corporation and, upon request and without cost, a copy thereof will be furnished to any shareholder.

10.4 COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ENERGY TELECOM REINCORPORATION SUB., INC.,

a Nevada corporation

By:____________________________________________________
Mohit Bhansali, President

ENERGY TELECOM, INC.,

 a Florida corporation

By:____________________________________________________
Mohit Bhansali, President